Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of July 2, 2007 (the “Effective Date”), by and between Great Lakes Dredge & Dock Corporation (the “Company”), and Deborah A. Wensel (the “Executive”).

WHEREAS, the Company currently employs the Executive as its Senior Vice President and Chief Financial Officer, and the Company desires to continue to employ the Executive as its Senior Vice President and Chief Financial Officer; and

WHEREAS, the Company and the Executive have reached agreement concerning the terms and conditions of her employment and wish to formalize that agreement;

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions stated in this Agreement, the Company and the Executive hereby agree as follows:

1.             Employment.  The Company hereby employs the Executive and the Executive hereby accepts employment with the Company as Senior Vice President and Chief Financial Officer.  During the Term (as hereinafter defined), Executive will have the title, status and duties of Senior Vice President and Chief Financial Officer and will report directly to the Company’s President and Chief Executive Officer.  The Executive’s principal office will be at the principal executive offices of the Company in Oak Brook, Illinois.

2.             Term of Employment.  Unless sooner terminated by either party in accordance with the provisions of this Agreement, the term of employment (“Term”) will commence on the Effective Date, and will continue thereafter until the third one-year anniversary of the Effective Date; provided that, on the third anniversary of the Effective Date and on each subsequent annual anniversary thereafter (each, an “Extension Date”), the Term will be automatically extended by twelve (12) months, unless the Executive or the Company gives the other written notice at least ninety (90) days in advance of an Extension Date that such automatic renewal will cease.  Unless otherwise provided in this Agreement or mutually agreed by the Company and the Executive, all of the terms and conditions of this Agreement will continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, after the Term.

3.             Duties.  During the Term:

The Executive will perform duties assigned by the Company’s President and Chief Executive Officer, from time to time; provided that the Executive will not be assigned tasks inconsistent with those of Senior Vice President and Chief Financial Officer.

(a)           The Executive will devote her full time and best efforts, talents, knowledge and experience to serving as the Company’s Senior Vice President and Chief Financial Officer.  However, the Executive may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, educational, religious and similar types of activities, speaking engagements and membership on other boards of directors, provided such activities do not interfere in any material way with the business of the Company; provided that, the Executive cannot serve on the board of directors of more than one publicly-traded company without the written consent of the Company’s board of directors (the “Board”).  The time involved in such activities will not be treated as vacation time.  The Executive will be entitled to keep any amounts paid to her in connection with such activities (e.g., director fees and honoraria).

(b)           The Executive will perform her duties diligently and competently and will act in conformity with Company’s written and oral policies and within the limits, budgets and business plans set by the Company.  The Executive will at all times during the Term strictly adhere to and obey all of the rules and regulations in effect from time to time relating to the conduct of executives of the Company.  Except as provided in (b) above, the Executive will not engage in consulting work or any trade or business for her own account or for or on behalf of any other person, firm or company that competes, conflicts or interferes with the performance of her duties hereunder in any material way.

(c)           The Executive agrees to serve without additional compensation as an officer and director of any of the Company’s subsidiaries and agrees that any amounts received from such corporation may be offset against the amounts due hereunder.

4.             Compensation and Benefits.  During Executive’s employment hereunder, Company will provide to Executive, and Executive will accept from Company as full compensation for Executive’s services hereunder, compensation and benefits as follows:

(a)           Base Salary.  The Company will pay the Executive at an annual base salary (“Base Salary”) of two hundred sixty-seven thousand dollars ($267,000).  The Board, or such committee of the Board as is responsible for setting the compensation of senior executive officers, will review the Executive’s performance and Base Salary annually in January of each year, and determine whether to adjust the Executive’s Base Salary on a prospective basis.  The first review will be in January 2008.  Such adjusted annual salary then will become the Executive’s “Base Salary” for all purposes of this Agreement.  The Executive’s annual Base Salary will not be reduced below the Base Salary then in effect, without the Executive’s consent.  The Company will pay the Executive’s Base Salary according to payroll practices in effect for all senior executive officers of the Company.

(b)           Incentive Compensation.  The Executive will be eligible to participate in any annual performance bonus plans and long-term incentive plans established or maintained by the Company for its senior executive officers, including, but not limited to, the Annual Cash Bonus Plan or such similar or successor plans as the Company may establish.  Any bonus earned by the Executive will be paid in accordance with the Company’s standard practice, but in any event no later than 2.5 months after the end of the calendar year in which the Eligibility Date occurs.

(c)           Equity Compensation.  The Executive will be eligible to participate in any equity-based compensation plans established or maintained by the Company for its senior executive officers.

(d)           Employee Benefit Plans.  The Executive will be eligible to participate on substantially the same basis as the Company’s other senior executive officers in any employee benefit plans offered by the Company including, without limitation, the Company’s 401(k) Lost Benefit Plan (or any successor thereto), medical, dental, short-term and long-term disability, life, pension, profit sharing and nonqualified deferred compensation arrangements.  The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by the Executive, so long as Company takes such action generally with respect to other similarly situated senior executive officers.

(e)           Business Expenses.  The Company will reimburse the Executive for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to Company’s policies and upon Executive’s presentation of an itemized written statement and such verification as the Company may require.

(f)            Vacation.  The Executive will be entitled to vacation in accordance with the Company’s vacation policy for senior executive officers, but in no event less than four (4) weeks per calendar year.  Unused vacation will be carried over for a period not in excess of twelve (12) months.

5.             Payments on Termination of Employment.

(a)           Termination of Employment for any Reason.  The Company will pay or provide the following upon the Executive’s termination of employment for any reason:

(i)            Earned but unpaid Base Salary through the date of termination;

(ii)           Any annual incentive bonus, or other form of incentive compensation, for which the performance measurement period has ended and the Executive has become eligible in accordance with paragraph 4(b), but which is unpaid at the time of termination;

(iii)          Any accrued but unpaid vacation;

(iv)          Any amounts payable under any of the Company’s executive benefit plans (other than any severance or termination pay plan) in accordance with the terms of those plans, except as may be required under Code Section 401(a)(13);

(v)           Unreimbursed business expenses incurred by the Executive on the Company’s behalf; and

(vi)          Continued coverage under the Company’s group health plan for the Executive during the COBRA continuation period; provided the Executive pays the applicable COBRA rate for such continued coverage.

(b)           Voluntary Termination of Employment for Other Than Good Reason.  In addition to the amounts determined under paragraph 5(a) above, if the Executive voluntarily terminates employment for other than Good Reason, then in addition to the amounts determined under (a) above, the Executive will be entitled to a pro rata portion of the target bonus under the Company’s annual incentive plan for the year in which such termination occurs.

(c)           Termination of Employment for Death or Disability.  In addition to the amounts determined under paragraph 5(a) above, if the Executive’s termination of employment occurs by reason of death or Disability, the Executive (or her estate) will receive a pro rata portion of any bonus payable under the Company’s annual incentive plan for the year in which such termination occurs determined based on the highest of (i) the actual annual bonus paid for the fiscal year immediately preceding such termination, (ii) the target bonus for the fiscal year in which such termination occurs, or (iii) the actual bonus attained for the fiscal year in which such termination occurs.  For purposes of this Agreement, “Disability” means the Executive’s long-term disability as defined under the Company’s long-term disability plan, or if the Executive is not covered by a long-term disability plan sponsored by the Company, the Executive’s inability to engage in any substantial gainful activity by reason of any medically-determined physical or mental impairment that can be expected to result in death or to be of long-continued and indefinite duration.

(d)           Termination by the Company Without Cause, or Voluntary Termination by the Executive for Good Reason.  If the Company terminates the Executive’s employment other than for Cause, or the Executive voluntarily terminates her employment for Good Reason, in addition to the benefits payable under paragraph 5(a), the Company will pay the following amounts and provide the following benefits:

(i)            A lump sum amount equal to one and one-half (1.5) multiplied by the sum of the Executive’s Base Salary and Annual Bonus.  For this purpose, “Annual Bonus” will be determined as the highest of (i) the actual bonus paid for the fiscal year immediately preceding such termination, (ii) the target bonus for the fiscal year in which such termination occurs, or (iii) the actual bonus attained for the fiscal year in which such termination occurs.

(ii)           Continued coverage under the Company’s medical, dental, life, disability, 401(k), profit sharing and other executive benefit plans through the 18 month anniversary of the date that Executive’s employment was terminated, at the same cost to the Executive as in effect on the date of the Executive’s termination.  If the Company determines that the Executive cannot participate in any benefit plan because she is not actively performing services for the Company, the Company may provide such benefits under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits or, if applicable, through a nonqualified pension or profit sharing plan.  The amount of such continued coverage will be determined, if applicable, by adding 18 additional months of age and service to the Executive’s actual age and service as of the Executive’s termination date and as if the Executive earned compensation during such 18-month period at the rate in effect during the 12-month period immediately preceding her termination date.  To the extent that the Executive’s compensation is necessary for determining the amount of any such continued coverage or benefits, such compensation (Base Salary and annual bonus) through the end of the Term will be at the highest rate in effect during the 12-month period immediately preceding the Executive’s termination of employment.

(iii)          Obtain professional outplacement services for the Executive, at the Company’s expense, to be performed by a nationally recognized outplacement firm selected by the Executive.

(iv)          The 18-month period of benefit continuation following the date of termination will count for purposes of determining the Executive’s age and service with the Company with respect to (A) eligibility, vesting and the amount of benefits under the Company’s executive benefit plans, and (B) the vesting of any outstanding stock options, restricted stock or other equity-based compensation awards.

Prior to receiving any payment, coverage or benefit as provided in this paragraph 5(d), the Executive will execute and deliver to the Company a valid General Release Agreement in the form prepared by the Company.  For purposes of this Agreement, delivery of a notice of non-renewal of the Term by the Company will be considered a termination without Cause effective as of the date that the Term expires as a result of the notice of non-renewal.

(e)           Good Reason.  For purposes of this Agreement, “Good Reason” will mean the occurrence of any of the following without the Executive’s consent:  (i) a material reduction or a material adverse alteration in the nature of the Executive’s position, responsibilities or authorities or the assigning duties to the Executive that are materially inconsistent with those of the position of Senior Vice President and Chief Financial Officer for similar companies in similar industries (except to the extent the Company promotes the Executive to a higher executive position); (ii) the Executive’s becoming the holder of a lesser office or title than that previously held or requiring the Executive to report to other than the Company’s Chief Executive Officer; (iii) any material breach of this Agreement by the Company which causes an adverse change to the terms and conditions of the Executive’s employment; (iv) the Company requires the Executive to relocate her principal business office to a location not within fifty (50) miles of the Company’s principal business office located in Oak Brook, Illinois; or (v) any reduction in the aggregate of the Executive’s bonus opportunity, salary and benefits, other than a reduction in bonus opportunity or benefits generally applicable to executive employees.  In no event will a resignation be deemed to occur for “Good Reason” unless the Executive provides notice to the Company, and such resignation occurs, within 90 days after the event or condition giving rise thereto.  Upon receiving notice from the Executive, the Company shall have a period of thirty (30) days during which it may remedy the event or condition.

(f)            Cause.  For purposes of this Agreement, “Cause” will mean:  (i) the Executive’s willful and continued failure to substantially perform her material duties as an executive of the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, (ii) the Executive’s willful misconduct, which is demonstrably and materially injurious to the Company, monetarily or otherwise, (iii) the Executive’s engaging in egregious misconduct involving serious moral turpitude to the extent that her creditability and reputation no longer conforms to the standard of senior executive officers of the Company (iv) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, (v) the Executive’s material breach of a material written policy of the Company, (vi) the Executive’s failure to reasonably cooperate with any audit or investigation involving the Company or its business practices; or (vii) the Executive’s material breach of this Agreement.  The Board must give the Executive at least thirty (30) days written notice of its intent to terminate her for Cause, specifying the act(s) or omission(s) alleged to justify the for Cause termination, and an opportunity to cure such act(s) or omission(s), where feasible, within the thirty (30) day period.  In addition, the Executive’s employment will be deemed to have terminated for Cause if, after the Executive’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause.  For purposes of this Agreement, no act or failure to act on the Executive’s part will be considered “knowing” or “willful” unless it is done, or omitted to be done, by her in bad faith or without reasonable belief that her action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly of the Board or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.  In no event will a termination be deemed to occur for “Cause” unless such termination occurs within 90 days after the Board becomes aware of the circumstance or event giving rise thereto.

(g)           Timing of Payments.  All payments described above will be made in a lump sum cash payment as soon as practicable (but in no event more than 10 days) following the Executive’s termination of employment or in the case of the portion of any payment attributable to the Annual Bonus pursuant to paragraph 5(d)(i) within 10 days after the Annual Bonus is determined; provided that the portion payments pursuant to paragraph 5(d)(i) that are attributable to salary will be paid in equal installments during the 18 month period after termination in accordance with the Company’s normal payroll practices.

(h)           Removal from any Boards and Positions.  If the Executive’s employment is terminated for any reason under this Agreement, this Agreement will constitute her resignation from (i) if a member, the Board or board of directors of any Affiliate or any other board to which she has been appointed or nominated by or on behalf of the Company, (ii) any position with the Company or any Affiliate, including, but not limited to, as an officer of the Company or any of its Affiliates, and (iii) any fiduciary positions with respect to the Company’s benefit plans.

6.             Change in Control.

(a)           Payments and Benefits Upon Termination After a Change in Control.  If within two years after a Change in Control (as defined below), the Company terminates the Executive’s employment other than for Cause, or the Executive voluntarily terminates her employment for Good Reason, the Company will provide the following payments and benefits to the Executive, in lieu of those payments and benefits provided under paragraphs 5(c) or (d) above, but in addition to the amounts payable under paragraph 5(a) above:

(i)            Two multiplied by the Executive’s Base Salary as in effect on the date of the Executive’s termination of employment.

(ii)           Two multiplied by the Annual Bonus.

(iii)          Continued coverage for a period of 24 months from the Executive’s termination under the Company’s medical, dental, life, disability, 401(k), profit sharing and other executive benefit plans, at the same cost to the Executive as in effect on the date of the Change in Control (or, if lower, as in effect at any time thereafter).  If the Company determines that the Executive cannot participate in any benefit plan because she is not actively performing services for the Company, the Company may provide such benefits under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits or, if applicable, through a nonqualified pension or profit sharing plan.  The amount of such continued coverage will be determined, if applicable, by adding 24 additional months of age and service to the Executive’s actual age and service as of the Executive’s termination date and as if the Executive earned compensation during such 24-month period at the rate in effect during the 12-month period immediately preceding her termination date.  The Executive’s eligibility for any retiree medical or life coverage following such termination date will also be determined by adding 24 additional months of age and service to the Executive’s actual age and service as of the termination date.

(iv)          Obtain professional outplacement services for the Executive, at the Company’s expense, to be performed by a nationally recognized outplacement firm selected by the Executive.

(v)           The 24-month period of benefit continuation following the date of termination will count for purposes of determining the Executive’s age and service with the Company with respect to (A) eligibility, vesting and the amount of benefits under the Company’s executive benefit plans, and (B) the vesting of any outstanding stock options, restricted stock or other equity-based compensation awards.

(b)           Timing of Payment.  All payments under paragraphs (a)(i), (ii) and (iv) above, and paragraph (c) below, will be made in a lump sum cash payment as soon as practicable, but in no event more than 10 days after the Executive’s termination of employment (or the date of the Change in Control, if applicable).  If the total amount of bonus is not determinable on that date, the Company will pay the amount of bonus that is determinable, and will pay the remainder in a lump sum cash payment within 10 days of the date that annual performance results are finalized.

(c)           [Intentionally Omitted]

(d)           Definition of Change in Control.  For purposes of the Agreement, a “Change in Control” of the Company will be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

(i)            The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than twenty-five percent (25%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Exchange Act, as modified, and used in Sections 13(d) and 14(d) thereof) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, holders of capital stock of the Company as of the date hereof or an affiliate thereof, any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company); provided, however that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subparagraph (iii) of this paragraph will not be a Change in Control under this subparagraph (i), and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of twenty-five percent (25%) or more of the Company Voting Securities; or

(ii)           Individuals who, as of the date of the Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(iii)          Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination:  (A) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)          Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

However, in no event will a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change in Control transaction.  The Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except:  (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors; provided that, for purposes of the foregoing, participation as a management investor in such purchasing company will not be deemed to be within the exceptions provided for in (i) and (ii)).

(e)           General Release.  Prior to receiving any payment, coverage or benefit as provided in this Section 6, the Executive will execute and deliver to the Company a valid General Release Agreement in the form prepared by the Company and delivered to the Executive within five (5) business days of the Executive’s termination of employment.

7.             Nondisclosure of Confidential Information; Non-Competition.

(a)           The Executive will not, without the prior written consent of the Company, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction or an individual duly appointed thereby, by any administrative body or legislative body (including a committee thereof) having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information.  For purposes of this paragraph 7(a), “Confidential Information” will mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company and its subsidiaries that is not otherwise available to the public; provided, however, that Confidential Information will also include any information of the type herein described which has become publicly available through any breach of fiduciary duty.

(b)           During the period of her employment hereunder and for a period of 18 months thereafter (or, if such termination, arises in circumstances where Executive is entitled to payments pursuant to paragraph 6(a) hereof, during the period of his employment hereunder and for a period of 24 months thereafter), the Executive agrees that, without the prior written consent of the Company, she will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in material competition with the business of the Company and/or its affiliates.

(c)           For purposes of this Section 7, a business will be deemed to be in competition with the Company if it is principally involved in the purchase, sale or other dealing in any property or  the rendering of any service purchased, sold, dealt in or rendered by the Company and/or its affiliates as a material part of the business of the Company and/or its affiliates within the same geographic areas in which the Company and/or its affiliates principally effect such purchases, sales or dealings or render such services.  Nothing in this Section 7 will be construed so as to preclude the Executive from (i) investing in any publicly held company provided Executive’s beneficial ownership of any class of such company’s securities does not exceed 3% of the outstanding securities of such class.

(d)           The Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court will have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court will appear not reasonable and to enforce the remainder of the covenant as so amended.  Executive agrees that any breach of the covenants contained in this Section 7 would irreparably injure the Company.  Accordingly, the Company may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Agreement by the Executive.

(e)           Survival.  The provisions set forth in this Section will, as noted, survive termination of this Agreement.

8.             Indemnification and Insurance.  The Company will indemnify the Executive in accordance with the Company’s Certificate of Incorporation and Bylaws in the event she is made or threatened to be made a party to any action, suit, or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that she is or was a director, officer, or employee of the Company and its Affiliates, or serves any other enterprise as a director, officer, or employee at the request of the Company.  While employed by the Company and Affiliates and for six years thereafter, the Company will maintain the Executive as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals with respect to time periods where Executive served as an employee of the Company and its Affiliates; provided that, for the avoidance of doubt, the Company will be entitled to satisfy its obligations pursuant to this sentence through purchase of a “tail policy” that includes Executive’s employment with the Company and its Subsidiaries.

9.             Section 409A.  Payments under Sections 5 and 6 are intended to qualify as short-term deferrals.  However, if the Company reasonably determines that a payment under paragraphs 5(d) or 6(a) above does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and the Executive is a Specified Employee as of the date of termination, distributions to the Executive may not be made before the date that is six months after the date of the date of termination or, if earlier, the date of the Executive’s death (the “Six-Month Delay Rule”).  Payments to which the Executive would otherwise be entitled during the first six months following the date of termination (the “Six-Month Delay”) will be accumulated and paid on the first day of the seventh month following the date of termination.  Notwithstanding the Six-Month Delay Rule set forth in Section 9:

(a)           To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), during the first month of the Six-Month Delay, the Company will pay the Executive an amount equal to the lesser of (i) the total lump sum severance provided under paragraphs 5(d) or 6(a) above, or (ii) two times the lesser of (A) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the date of termination occurs, and (B) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the taxable year of the Executive in which the Executive’s date of termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a date of termination); provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under paragraph 5(d) or 6(a) above.

(b)           To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10)-days of the date of termination, the Company will pay the Executive an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year in which the date of termination occurs; provided that the amount paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under paragraph 5(d) or 6(a).

(c)           In the event that the Company’s independent registered public accounting firm or the Internal Revenue Service determines that any payment, coverage or benefit due or owing to the Executive pursuant to this Agreement is subject to the excise tax imposed by Code Section 409A or any successor provision thereof or any interest or penalties, including interest imposed under Code Section 409(A)(1)(B)(i)(I), incurred by the Executive as a result of the application of such provision, the Company agrees to cooperate with Executive to execute any amendment to the provisions hereof reasonably necessary but only (i) to the minimum extent necessary to avoid application of such tax and (ii) to the extent that the Company would not, as a result, suffer any adverse consequences (including, without limitation, accelerating the payment or provision of any benefit described herein).

For purposes of this Agreement, “Specified Employee” has the meaning given that term in Code Section 409A and Treas. Reg. 1.409A-1(c)(i) (or any similar or successor provisions).  The Company’s “specified employee identification date” (as described in Treas. Reg. 1.409A-1(c)(i)(3)) will be December 31 of each year, and the Company’s “specified employee effective date” (as described in Treas. Reg. 1.409A-1(c)(i)(4) or any similar or successor provisions) will be February 1 of each succeeding year.

10.           Miscellaneous.

(a)           Assignment; Successors.  This Agreement will be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder will be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company.

(b)           Interpretation and Forum for Disputes.  The laws of the State of Illinois will govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof.  Any action or proceeding against the parties relating in any way to this Agreement or the Executive’s employment (a “Dispute”) must be brought and enforced in the courts of Cook County, Illinois or the Northern District of Illinois, and the parties irrevocably (i) submit to the jurisdiction of such courts in respect of any such action or proceeding and (ii) waive any right to a trial by jury of any Dispute.

(c)           Withholding.  The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

(d)           Amendment or Termination.  This Agreement may be amended at any time by written agreement between the Company and the Executive.

(e)           Notices.  Notices given pursuant to this Agreement will be in writing and will be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery.  Notice to the Company will be directed to:

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois  60523

Attention: General Counsel

The Company may change the person and/or address to whom the Executive must give notice under this paragraph by giving the Executive written notice of such change, in accordance with the procedures described above.  Notices to or with respect to the Executive will be directed to the Executive, or to the Executive’s executors, personal representatives or distributees, if the Executive is deceased, or the assignees of the Executive, at the Executive’s home address on the records of the Company.

(f)            Severability.  If any provisions of this Agreement will be found invalid or unenforceable by a court of competent jurisdiction, in whole or in part, then it is the parties’ mutual desire that such court modify such provision(s) to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement will be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

(g)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and the Executive and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof, including the Employment Agreement made as of January 1, 1992, by and between  the Executive and Great Lakes Holdings Corporation.  Nothing in this Agreement will limit or amend any rights or obligations of Executive under the Company’s Management Equity Agreement.

(h)           No Waiver.  No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof.  No modification, amendment or waiver of this Agreement or consent to any departure by the Executive from any of the terms or conditions thereof, will be effective unless in writing and signed by the Chairman of the Company’s Board.  Any such waiver or consent will be effective only in the specific instance and for the purpose for which given.

(i)            Effect on Other Obligations.  Payments and benefits herein provided to be paid to the Executive by the Company will be made without regard to and in addition to any other payments or benefits required to be paid the Executive at any time hereafter under the terms of any other agreement between the Executive and the Company (it being understood and agreed that the Executive will not be entitled to severance or termination benefits in addition to those provided herein under any severance or termination plan of the Company or its affiliates).  No payments or benefits provided the Executive hereunder will be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source without violation of this Agreement.  In no event will the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

(j)            Survival.  All Sections of this Agreement survive beyond the Term except as otherwise specifically stated.

(j)            Headings.  The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning thereof.

(k)           Section 409A Compliance.  Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions.  The Agreement shall be construed and interpreted in accordance with such intent.

(l)            Counterparts.  The parties may execute this Agreement in one or more counterparts (including by facsimile or electronic transmission), all of which together will constitute but one Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

GREAT LAKES DREDGE & DOCK CORPORATION

By:	/s/ Deborah A. Wensel
Its:	Senior VP & CFO

Deborah A. Wensel